ISSUER FREE WRITING PROSPECTUS NO. 1695/A+ Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated February 6, 2013 Deutsche Bank AG 5-Year Collared Leveraged Securities

Linked to the Performance of the 30-Year CMS Rate due on or about February 13, 2018

Investment Description

The 5-Year Collared Leveraged Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the leveraged performance of the 30-Year Constant Maturity Swap Rate (the “Swap Rate”). If the Final Swap Rate is equal to or greater than the Swap Rate Strike of 4.000%, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 50 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to the Maximum Gain of 50%. If the Final Swap Rate is less than the Swap Rate Strike, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of the Face Amount for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, up to the Maximum Loss of between 30% and 45% (to be determined on the Trade Date). The Initial Swap Rate will be below the Swap Rate Strike, and therefore you will incur a loss at maturity on a 50 times leveraged basis unless the Swap Rate increases significantly from the Initial Swap Rate to or above the Swap Rate Strike on the Final Valuation Date. Consequently, an investment in the Securities is highly risky. Investors will not receive any coupon payments and should be willing to lose up to 30% to 45% (to be determined on the Trade Date) of their initial investment on a leveraged basis if the Swap Rate does not increase significantly from the Initial Swap Rate over the five-year term of the Securities, so that the Final Swap Rate is greater than the Swap Rate Strike. The Maximum Loss applies only if you hold the Securities to maturity and any sales of the Securities prior to maturity could result in a loss substantially greater than the Maximum Loss. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.

Features	Key Dates1
❑ Enhanced Growth Potential: At maturity, the Securities provide 50 times leveraged exposure to the Final Swap Rate in excess of the Swap Rate Strike, up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to 50 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to the Maximum Gain of 50%. If the Final Swap Rate is below the Swap Rate Strike, investors will be exposed on a leveraged basis to any amount by which the Final Swap Rate is below the Swap Rate Strike, up to the Maximum Loss, at maturity.

❑ Leveraged Downside Market Exposure: If the Swap Rate has declined, or has not increased sufficiently, over the term of the Securities and the Final Swap Rate is less than the Swap Rate Strike, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of their initial investment for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, up to the Maximum Loss of between 30% and 45% (to be determined on the Trade Date). The Maximum Loss applies only at maturity and any sales of the Securities prior to maturity could result in a loss substantially greater than the Maximum Loss. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2 1Expected. 2See page 3 for additional details	February 8, 2013 February 13, 2013 February 11, 2018 February 13, 2018

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE LEVERAGED MARKET RISK TO THE SWAP RATE, UP TO THE MAXIMUM LOSS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering 5-Year Collared Leveraged Securities linked to the performance of the Swap Rate. The return on the Securities at maturity is subject to and limited by the Maximum Gain and the Maximum Loss. The Initial Swap Rate and Maximum Loss will be determined on the Trade Date. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.

Swap Rate	Initial Swap Rate	Swap Rate Strike	Maximum Gain	Maximum Loss	CUSIP/ ISIN
30-Year CMS Rate		4.000%	50%	30% - 45%	25152RUX9 / US25152RUX96
†This amended and restated free writing prospectus amends and restates free writing prospectus No. 1695 in its entirety. We refer to this amended and restated free writing prospectus as “free writing prospectus.”

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
5-Year Collared Leveraged Securities linked to the 30-Year CMS Rate
Per Security	$1,000.00	$22.50	$977.50
Total	$	$	$
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the 5-Year Collared Leveraged Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus.
The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of a leveraged investment and the potential loss of up to 30% to 45% (to be determined on the Trade Date) of your initial investment if the Swap Rate does not increase above the Initial Swap Rate.

♦ You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as a hypothetical leveraged investment in the Swap Rate.

♦ You accept that the Initial Swap Rate will be below the Swap Rate Strike and believe that the Swap Rate will increase so that the Final Swap Rate will be greater than the Swap Rate Strike.

♦ You are willing to make an investment with 50 times leveraged downside exposure in the event the Final Swap Rate is less than the Swap Rate Strike.

♦ You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 50%.

♦ You can tolerate fluctuations in the price of the Securities prior to maturity that, due to the downside leverage will significantly exceed the downside fluctuations in the level of the Swap Rate.

♦ You do not seek current income from this investment.

♦ You are willing to hold the Securities, which have a term of five years, to maturity and accept that there may be little or no secondary market for the Securities.

♦ You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of a leveraged investment and the potential loss of up to 30% to 45% (to be determined on the Trade Date) of your initial investment if the Swap Rate does not increase above the Initial Swap Rate.

♦ You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦ You cannot tolerate a loss of a substantial portion of your investment and are unwilling to make an investment that has similar downside market risk as a hypothetical leveraged investment in the Swap Rate.

♦ You cannot accept that the Initial Swap Rate will be less than the Swap Rate Strike and believe that the Swap Rate will decline, or will not increase sufficiently so that the Final Swap Rate will be greater than the Swap Rate Strike.

♦ You are unwilling to make an investment with 50 times leveraged downside exposure in the event the Final Swap Rate is less than the Swap Rate Strike.

♦ You seek an investment that participates in the full increase in the level of the Swap Rate or that has unlimited return potential.

♦ You are unwilling to invest in the Securities based on the Maximum Gain of 50%.

♦ You cannot tolerate fluctuations in the price of the Securities prior to maturity that, due to the downside leverage will significantly exceed the downside fluctuations in the level of the Swap Rate.

♦ You seek current income from this investment.

♦ You are unable or unwilling to hold the Securities, which have a term of five years, to maturity or you seek an investment for which there will be an active secondary market.

♦ You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$1,000.00 per Security
Term	5 years
Trade Date1	February 8, 2013
Settlement Date1	February 13, 2013
Final Valuation Date1, 2	February 11, 2018
Maturity Date1, 3	February 13, 2018
Swap Rate	30-Year CMS Rate
30-Year CMS Rate
The 30-Year CMS Rate for any US Government Securities business day is the mid-market semi-annual swap rate expressed as a percentage for a U.S. dollar interest rate swap transaction with a term equal to 30 years, published on Reuters page ISDAFIX3 at 11:00 a.m., New York time. If the 30-Year CMS Rate does not appear on Reuters page ISDAFIX3 on such day, the 30-Year CMS Rate for such day shall be determined on the basis of the mid-market semiannual swap rate quotations provided by five banking institutions selected by the calculation agent at approximately 11:00 a.m., New York time, on such day. For purposes of this definition, “semi-annual swap rate“ means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity commencing on that date and in an amount that is representative for a single transaction in the relevant manner at the relevant time with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. In such an event, the 30-Year CMS Rate for such day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). The 30-Year CMS Rate for any day which is not an US Government Securities business day will be the 30-Year CMS Rate as in effect on the immediately preceding US Government Securities business day.

Maximum Gain	50%
Maximum Loss	30% - 45%. The actual Maximum Loss will be determined on the Trade Date.
Initial Swap Rate	The Swap Rate on the Trade Date
Final Swap Rate	The Swap Rate on the Final Valuation Date
Swap Rate Strike	4.000%
Payment at Maturity
If the Final Swap Rate is equal to or greater than the Swap Rate Strike, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:

$1,000 + $1,000 x the lesser of (a) Maximum Gain and (b) 50 x (Final Swap Rate – Swap Rate Strike)

If the Final Swap Rate is less than the Swap Rate Strike, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:

$1,000 – $1,000 x the lesser of (a) Maximum Loss and (b) 50 x (Swap Rate Strike – Final Swap Rate)

If the Swap Rate declines or does not increase significantly over the term of the Securities and the Final Swap Rate is less than the Swap Rate Strike, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of your initial investment for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, and you may lose up to 30% to 45% (to be determined on the Trade Date) of your initial investment. You will not receive more than $1,500 per $1,000 Face Amount of Securities under any circumstances.

Business Day
Any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England, are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

US Government Securities business day
Any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Determining Payment at Maturity

Is 50 x the difference of the Final Swap Rate minus the Swap Rate Strike greater than the Maximum Gain?	Yes	Deutsche Bank AG will pay you a cash payment at maturity per Security, calculated as follows: $1,000 + ($1,000 x Maximum Gain)
No
Is 50 x the difference of the Final Swap Rate minus the Swap Rate Strike equal to or greater than zero?	Yes	Deutsche Bank AG will pay you a cash payment at maturity per Security, calculated as follows: $1,000 + $1,000 x 50 x (Final Swap Rate – Swap Rate Strike)
No
Is 50 x the difference of the Swap Rate Strike minus the Final Swap Rate a decline of less than the Maximum Loss?	Yes	Deutsche Bank AG will pay you a cash payment at maturity per Security, calculated as follows: $1,000 – $1,000 x 50 x (Swap Rate Strike – Final Swap Rate)
No
Is 50 x the difference of the Swap Rate Strike minus the Final Swap Rate a decline equal to or greater than the Maximum Loss?	Yes	Deutsche Bank AG will pay you a cash payment at maturity per Security, calculated as follows: $1,000 – ($1,000 x Maximum Loss)

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the Securities remains the same.

2	If the scheduled Final Valuation Date is not a US Government Securities business day, the Final Valuation Date will be the first following day that is a US Government Securities business day.
3
 In the event the Final Valuation Date is postponed, the Maturity Date will be the second Business Day after the Final Valuation Date as postponed. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the first following day that is a Business Day.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
The Securities Are Risky Investments, and Your Investment May Result in a Substantial Loss — You will lose a substantial portion of your investment unless there is significant increase in the Swap Rate during the five-year term of the Securities. The Initial Swap Rate will be less than the Swap Rate Strike, and therefore if the Swap Rate declines or does not increase from its current level significantly, so as to exceed the Swap Rate Strike of 4.000% on the Final Valuation Date, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of your initial investment for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, up to the Maximum Loss of between 30% and 45% per $1,000 Face Amount of Securities. The actual Maximum Loss will be determined on the Trade Date. Because the Securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

♦
The Maximum Loss Applies Only if You Hold the Securities to Maturity – You should be willing to hold the Securities to maturity. If you are able to sell the Securities prior to maturity, the price you receive may result in a loss substantially greater than Maximum Loss even if the Swap Rate at the time of sale is not below the Swap Rate Strike by an amount that would result in the Maximum Loss at maturity.

♦
The Return on Your Securities Is Limited by the Maximum gain — If the Final Swap Rate is equal to or greater than the Swap Rate Strike of 4.000%, at maturity you will receive your initial investment plus a return equal to 50 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to the Maximum Gain of 50%. Consequently, the maximum Payment at Maturity will be $1,500.00 for each $1,000 Face Amount of Securities you hold, regardless of any further increase in the Swap Rate, which may be significant.

♦
If the Swap Rate Changes, the Value of the Securities May Not Change in the Same Manner — The price of your Securities may fluctuate quite differently from the Swap Rate. Changes in the Swap Rate may not result in a comparable change in the value of your Securities. Due to the leveraged exposure to the Swap Rate, fluctuations in the price of the Securities are expected to be significantly greater than fluctuations in the Swap Rate.  Specifically, any decrease in the Swap Rate will result in a significantly greater decrease in the value of the Securities and the Payment at Maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG's credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Swap Rate will affect the value of the Securities more than any other single factor, the value of the Securities prior to the Maturity Date will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility of the Swap Rate;

•	the time remaining to maturity of the Securities;

•	trends relating to inflation;

•	interest rates and yields in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Swap Rate or markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-in Costs — While the Payment at Maturity described in this free writing prospectus is based on the Face Amount, the Issue Price of the Securities includes the agents’ commission applicable to brokerage account investors and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Swap Rate or other instruments with returns linked to the Swap Rate, may adversely affect the market value of the Swap Rate, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Swap Rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Swap Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Swap Rate. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG, London Branch is the Issuer of the Securities and the calculation agent for the Securities. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the Securities including the payment due on the Securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the Securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the Securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the Securities.

♦
We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Swap Rate to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Swap Rate to which the Securities are linked.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — As of the date of this free writing prospectus, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, as described in the section of this free writing prospectus entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The table and hypothetical examples set forth below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances for the Swap Rate and assume an Initial Swap Rate of 3.000%, the Swap Rate Strike of 4.000%, the Maximum Gain of 50.00% and the Maximum Loss of 37.50%. The actual Maximum Loss will be determined on the Trade Date. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the Securities will be based on the Final Swap Rate, as determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable for your investment goals. The numbers in the table and examples below have been rounded for ease of illustration.

Final Swap Rate	Final Swap Rate – Swap Rate Strike	Hypothetical Payment at Maturity ($)
7.000%	3.000%	$1,500.00
6.000%	2.000%	$1,500.00
5.000%	1.000%	$1,500.00
4.750%	0.750%	$1,375.00
4.500%	0.500%	$1,250.00
4.250%	0.250%	$1,125.00
4.000%	0.000%	$1,000.00
3.750%	-0.250%	$875.00
3.500%	-0.500%	$750.00
3.250%	-0.750%	$625.00
3.000%	-1.000%	$625.00
2.000%	-2.000%	$625.00
1.000%	-3.000%	$625.00
0.000%	-4.000%	$625.00

Example 1: If the Swap Rate neither increases nor decreases from the Initial Swap Rate of 3.000% to the Final Swap Rate of 3.000%, the investor will receive a Payment at Maturity of $625.00 per $1,000 Face Amount of Securities, calculated as follows:

Payment at Maturity     =    $1,000 - $1,000 x the lesser of (a) 37.50% and (b) 50 x (4.000% – 3.000%)

           =    $1,000 - $1,000 x 37.50%

           =    $625.00

In this case, because the Final Swap Rate is less than the Swap Rate Strike of 4.000%, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of your initial investment for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, subject to the Maximum Loss of 37.50%.  Because 50 times the difference between the Swap Rate Strike minus the Final Swap Rate is 50%, which exceeds the Maximum Loss of 37.50%, you would receive $625.00 per $1,000 Face Amount of Securities, representing the Maximum Loss of 37.50%.

Example 2: If the Swap Rate increases from the Initial Swap Rate of 3.000% to the Final Swap Rate of 3.500%, the investor will receive a Payment at Maturity of $750.00 per $1,000 Face Amount of Securities, calculated as follows:

Payment at Maturity    =    $1,000 - $1,000 x the lesser of (a) 37.50% and (b) 50 x (4.000% – 3.500%)

 =    $1,000 - $1,000 x 50 x (3.500% - 4.000%)

 =    $750.00

In this case, because the Final Swap Rate is less than the Swap Rate Strike of 4.000%, the Issuer will repay less than the full Face Amount, resulting in a 50 times leveraged loss of 1% of your initial investment for every 0.02% (2 basis points) by which the Final Swap Rate is less than the Swap Rate Strike, subject to the Maximum Loss of 37.50%.  Because 50 times the difference between the Swap Rate Strike minus the Final Swap Rate is 25%, which is less than the Maximum Loss of 37.50%, you would receive $750.00 per $1,000 Face Amount of Securities at maturity.

Example 3: If the Swap Rate increases from the Initial Swap Rate of 3.000% to the Final Swap Rate of 4.000%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of Securities, calculated as follows:

Payment at Maturity     =    $1,000 + $1,000 x the lesser of (a) 50% and (b) 50 x (4.000% – 4.000%)

  =    $1,000 + $1,000 x 50 x (4.000% - 4.000%)

 =    $1,000.00

In this case, because the Final Swap Rate is equal to the Swap Rate Strike of 4.000%, you would receive your initial investment of $1,000.00 per $1,000 Face Amount of Securities.

Example 4: If the Swap Rate increases from the Initial Swap Rate of 3.000% to the Final Swap Rate of 4.750%, the investor will receive a Payment at Maturity of $1,375.00 per $1,000 Face Amount of Securities, calculated as follows:

    Payment at Maturity     =    $1,000 + $1,000 x the lesser of (a) 50% and (b) 50 x (4.750% – 4.000%)

                                      =    $1,000 + $1,000 x 50 x (4.750% - 4.000%)

           =    $1,375.00

In this case, because the Final Swap Rate is greater than the Swap Rate Strike of 4.000%, you would receive your initial investment plus a return equal to 50 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to the Maximum Gain of 50.00%. Because 50 times the difference between the Final Swap Rate minus the Swap Rate Strike is 37.50%, which is less than the Maximum Gain of 50.00%, you would receive $1,375 per $1,000 Face Amount of Securities at maturity.

Example 5: If the Swap Rate increases from the Initial Swap Rate of 3.000% to the Final Swap Rate of 7.000%, the investor will receive a Payment at Maturity of $1,500.00 per $1,000 Face Amount of Securities, calculated as follows:

    Payment at Maturity     =    $1,000 + $1,000 x the lesser of (a) 50% and (b) 50 x (7.000% – 4.000%)

                                      =    $1,000 + $1,000 x 50.00%

           =    $1,500.00

In this case, because the Final Swap Rate is greater than the Swap Rate Strike of 4.000%, you would receive your initial investment plus a return equal to 50 times the difference of the Final Swap Rate minus the Swap Rate Strike, up to Maximum Gain of 50.00%. Because 50 times the difference between the Final Swap Rate minus the Swap Rate Strike is 150%, which is greater than the Maximum Gain of 50.00%, you would receive the maximum gain on the Securities of $1,500.00 per $1,000 Face Amount of Securities.

The 30-Year CMS Rate
The graph below shows the historical performance of the Swap Rate from January 28, 2003 through January 28, 2013. As of January 28, 2013, the Swap Rate was 2.993%. We obtained the various historical levels for the Swap Rate from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Swap Rate should not be taken as an indication of future performance, and no assurance can be given as to the future movements of the Swap Rate during the term of the Securities. We cannot give you assurance that the performance of the Swap Rate will result in any return of your initial investment greater than the Maximum Loss.

Historical Performance of the 30-Year CMS Rate

Description of the Securities
The following description of the terms of the Securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “Security” refers to each $1,000 Face Amount of our 5-Year Collared Leverage Securities Linked to the Performance of the 30-Year CMS Rate.

General

The Securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the 30-Year Constant Maturity Swap Rate. The Securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The Securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The Securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The Securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount (the “Face Amount”) of Securities is $1,000 and the Issue Price of each Security is $1,000. The Securities will be issued in registered form and represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the Securities are set forth under the heading “Indicative Terms” on page 3 of this free writing prospectus and in the subsections below.

Payments on the Securities

We will irrevocably deposit with DTC no later than the opening of business on the Maturity Date funds sufficient to make payments of the amount payable with respect to the Securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Securities by tender, in open market transactions or by private agreement.

Calculation Agent

The calculation agent for the Securities will be Deutsche Bank AG, London Branch. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the Payment at Maturity in respect of your Securities. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this free writing prospectus without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date. All calculations with respect to the amount payable on the Securities will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 Face Amount of Securities at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Face Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Securities.

Payment upon an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of Securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the Securities.

Listing

The Securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the Securities. The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the Securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The Securities are offered on a global basis. Investors may elect to hold interests in the registered global securities held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series A Notes Offered on a Global Basis—Book Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the Securities. It applies to you only if you hold your Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a Security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this free writing prospectus, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Securities

Due to the lack of direct legal authority, there is substantial uncertainty regarding the tax consequences of an investment in the Securities. Based on current market conditions, in determining our responsibilities, if any, for information reporting and withholding, we intend to treat a Security for U.S. federal income tax purposes as a prepaid financial contract that is not debt, with the consequences described below. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your Securities could be materially and adversely affected. Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

Under this treatment, you should not recognize taxable income or loss with respect to a Security prior to its taxable disposition (including at maturity). Upon a taxable disposition of a Security, you will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the Security. Your tax basis in the Security should equal the amount you paid to acquire it. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the Security for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a Security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Security and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a Security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a Security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the Security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the Security, even though we will not be required to make any payment with respect to the Security prior to its maturity. In addition, any income you recognize upon the taxable disposition of the Security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a Security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the Security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

If a Security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the Security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, in each year that you own a Security, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

If a Security is treated as a debt instrument, any income or gain you realize with respect to the Security will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a Security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a Security may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Use of Proceeds; Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the Securities includes each agent’s commissions paid with respect to the Securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the Securities by taking positions in the Swap Rate or securities whose value is derived from the Swap Rate. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Swap Rate or the value of the Securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $22.50 per $1,000.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.